Exhibit 23.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Escalade, Incorporated

We consent to the incorporation by reference in this registration statement of Escalade, Incorporated on Form S-8 of our report dated March 13, 2007 on our audits of the consolidated financial statements of Escalade, Incorporated, as of December 30, 2006 and December 31, 2005 and for each of the three years in the period ended December 30, 2006, which report is included in the 2006 Annual Report on Form 10-K of Escalade, Incorporated. We also consent to the incorporation by reference of our report dated March 13, 2007 on our audit of the internal control over financial reporting of Escalade, Incorporated, as of December 30, 2006, which report is included in the 2006 Annual Report on Form 10-K of Escalade, Incorporated.

/s/ BKD, LLP

Evansville, Indiana
May 8, 2007

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